Exhibit 107
Calculation of Filing Fee Tables
Form S-4
(Form Type)
Burke & Herbert Financial Services Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1-Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.50 par value	Rule 457(c) and (f)(1)	7,399,163	$47.905 (2)	$354,456,903.52	$0.0001102	$39,061.15
	Total Offering Amounts					$354,456,903.52		$39,061.15
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$39,061.15
1)The number of shares of common stock, par value $0.50 per share, of Burke & Herbert Financial Services Corp. (“Burke & Herbert)” and, such shares, the “Burke & Herbert common stock”) being registered is based upon (i) the exchange ratio of 0.5043 shares of Burke & Herbert common stock for each share of common stock, par value $2.50 per share, of Summit Financial Group, Inc. (“Summit” and, such shares, the “Summit common stock”) multiplied by (ii) an estimate of the maximum number of shares of Summit common stock issued and outstanding as of September 29, 2023 or issuable or expected to be exchanged (including in respect of Summit equity awards) in connection with the merger of Summit with and into Burke & Herbert (the “merger”), which collectively equals 14,672,147.
2)Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”) and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated thereunder. The aggregate offering price is (i) the average of the high and low prices of Burke & Herbert common stock as reported on the Nasdaq Capital Market on September 25, 2023 ($41.905) multiplied by (ii) the estimated maximum number of shares of Burke & Herbert common stock to be issued in the merger (7,399,163).